Exhibit 99.2

Maximizing Value for Sesen Bio Stockholders February 2023

Forward-Looking Statements and Additional Disclaimers

Forward-Looking Statements

Any statements in this communication about future expectations, plans and prospects for Sesen Bio, Inc. (Sesen Bio), CARISMA Therapeutics Inc. (Carisma) or the combined company, Sesen Bio's, Carisma's or the combined company's strategy or future operations, and other statements containing the words "anticipate," "believe," "contemplate," "expect," "intend," "may," "plan," "predict," "target," "potential," "possible," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. For example, statements concerning the proposed transaction, the concurrent financing, the contingent value rights and other matters, including without limitation: statements relating to the satisfaction of the conditions to and consummation of the proposed transaction, the expected timing of the consummation of the proposed transaction and the expected ownership percentages of the combined company, Sesen Bio's and Carisma's respective businesses, the strategy of the combined company, future operations, advancement of the combined company's product candidates and product pipeline, clinical development of the combined company's product candidates, including expectations regarding timing of initiation and results of clinical trials of the combined company, the ability of Sesen Bio to remain listed on the Nasdaq Stock Market, the completion of the concurrent financing, and the receipt of any payments under the contingent value rights are forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including without limitation: (i) the risk that the conditions to the closing of the proposed transaction are not satisfied, including the failure to obtain stockholder approval of matters related to the proposed transaction in a timely manner or at all; (ii) uncertainties as to the timing of the consummation of the proposed transaction and the ability of each of Sesen Bio and Carisma to consummate the proposed transaction, including completing the concurrent financing; (iii) risks related to Sesen Bio's ability to correctly estimate its expected net cash at closing and Sesen Bio's and Carisma's ability to correctly estimate and manage their respective operating expenses and expenses associated with the proposed transaction; (iv) risks related to Sesen Bio's continued listing on the Nasdaq Stock Market until closing of the proposed transaction; (v) the risk that as a result of adjustments to the exchange ratio, Sesen Bio stockholders or Carisma stockholders could own less of the combined company than is currently anticipated; (vi) the risk that the conditions to payment under the contingent value rights will not be met and that the contingent value rights may otherwise never deliver any value to Sesen Bio stockholders; (vii) risks associated with the possible failure to realize certain anticipated benefits of the proposed transaction, including with respect to future financial and operating results; (viii) uncertainties regarding the impact any delay in the closing would have on the anticipated cash resources of the combined company upon closing and other events and unanticipated spending and costs that could reduce the combined company's cash resources; (ix) the effect of uncertainties related to the actions of activist stockholders, which could make it more difficult to obtain the approval of Sesen Bio stockholders with respect to the transaction related proposals and result in Sesen Bio incurring significant fees and other expenses, including for third-party advisors; (x) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (xi) the effect of the announcement, pendency or completion of the merger on Sesen Bio's or Carisma's business relationships, operating results and business generally; (xii) costs related to the merger; (xiii) the outcome of any legal proceedings that may be instituted against Sesen Bio, Carisma or any of their respective directors or officers related to the merger agreement or the transactions contemplated thereby; (xiv) the ability of Sesen Bio or Carisma to protect their respective intellectual property rights; (xv) competitive responses to the proposed transaction and changes in expected or existing competition; (xvi) the success and timing of regulatory submissions and pre-clinical and clinical trials; (xvii) regulatory requirements or developments; (xviii) changes to clinical trial designs and regulatory pathways; (xix) changes in capital resource requirements; (xx) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its product candidates and its preclinical programs; (xxi) legislative, regulatory, political and economic developments; and (xxii) other factors discussed in the "Risk Factors" section of Sesen Bio's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the Securities Exchange Commission (SEC). In addition, the forward-looking statements included in this communication represent Sesen Bio's and Carisma's views as of the date hereof. Sesen Bio and Carisma anticipate that subsequent events and developments will cause the respective company's views to change. However, while Sesen Bio may elect to update these forward-looking statements at some point in the future, Sesen Bio specifically disclaims any obligation to do so, except as required under applicable law. These forward-looking statements should not be relied upon as representing Sesen Bio's views as of any date subsequent to the date hereof.

Important Additional Information

In connection with the proposed transaction between Carisma and Sesen Bio, Sesen Bio filed with the SEC a registration statement on Form S-4 (as amended, the registration statement) that includes a proxy statement of Sesen Bio and also constitutes a prospectus of Sesen Bio with respect to shares of Sesen Bio common stock to be issued in the proposed transaction (proxy statement/prospectus). The definitive proxy statement/prospectus was first mailed to Sesen Bio stockholders on or about January 24, 2023. Sesen Bio may also file other relevant documents regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS, INCLUDING THE REGISTRATION STATEMENT, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, AND ALL OTHER RELEVANT DOCUMENTS THAT ARE OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE MATERIALS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders are able to obtain the definitive proxy statement/prospectus and other documents that are filed or will be filed by Sesen Bio with the SEC free of charge from the SEC's website at www.sec.gov or from Sesen Bio at the SEC Filings section of www.sesenbio.com.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, a public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone or internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Participants in the Solicitation

Sesen Bio and Carisma and their respective directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Sesen Bio's directors and executive officers is available in Sesen Bio's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its definitive proxy statement dated April 28, 2022 for its 2022 Annual Meeting of Stockholders and its Current Report on Form 8-K filed with the SEC on August 31, 2022. Other information regarding the participants in the proxy solicitation and a description of their interests in the proposed transaction, by security holdings or otherwise, is included in the definitive proxy statement/prospectus and other relevant materials that are or will be filed with the SEC regarding the proposed transaction. Investors should read the definitive proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Sesen Bio or the SEC's website as indicated above.

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Sesen Bio-Carisma Merger Delivers Compelling Value to Stockholders

Substantial and Immediate Value

- Expected **~$70M** special cash dividend to be paid shortly after (and contingent upon) closing
- Stockholders will benefit from any potential proceeds from **any sale of Sesen Bio's legacy assets** (including Vicineum)[1] and from the **potential $30M milestone payment** under the Roche Asset Purchase Agreement[2]

Robust Strategic Alternatives Review Process

- Proactively initiated **comprehensive review of strategic options**; evaluated merger, sale of assets, resumption of R&D and dissolution and liquidation of assets and wind-down of Sesen Bio
- Conducted over four months; outreach to **100+ companies, resulting in 42 bids**
- Extensive negotiations with Carisma to **maximize value**
- Thoroughly considered dissolution and liquidation; determined significant time, expense and uncertainty

Long-Term Opportunity Through Combined Company Ownership

- Sesen Bio stockholders to immediately own **25.2% stake in $357M combined company**[3]
- Significant long-term upside through Carisma's **proprietary CAR-M platform**, entirely novel immunotherapy approach that has the potential to change the way cancer and other serious diseases are treated
- Led by Carisma Board and management team with strong investor support

[1] Any such sales must occur prior to December 31, 2023 in order for potential proceeds to be distributed to stockholders
[2] Amounts reflect potential payments in the future and have not been discounted.
[3] Reflects pro forma company value including stated valuation for Sesen Bio, Carisma, and fully diluted value of the Moderna convertible note

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Transaction Delivers Near-Term Value and Long-Term Upside, Meaningfully Better Than the Alternative


Carisma Merger
~$70M Special Cash Dividend
25.2% Stake in $357M[1] Combined Company
$30M CVR[2] with Additional Upside
Implied Total Value[2]
$0.34 Per Share
$0.40 Per Share
$0.14 Per Share
$0.88 Per Share
$0.40–$0.60 Per Share
Special Cash Dividend
Pro Forma Company
CVR
Total

Dissolution and Liquidation

Additional Expense and Claims Management

- Only ~60–90%[3] of cash balance estimated to be available for initial distribution to stockholders, **~$0.40–$0.60[4] per share**
- Remaining amount would fund wind-down of operations and reserves for current, potential future and unknown liabilities

Long Delay

- Up to **six months or more** after an additional stockholder vote to approve dissolution and liquidation
- Up to **three years** to fully settle after wind down

Significant Uncertainty

- Near-term special cash dividend without a concurrent transaction **extremely unlikely** outside the statutory dissolution process
- Amount and timing of an initial distribution in a dissolution and liquidation process is **uncertain**

[1] Reflects pro forma company value including stated valuation for Sesen Bio, Carisma, and fully diluted value of the Moderna convertible note
[2] Amounts reflect potential payments in the future and have not been discounted. Does not include potential proceeds from Vicineum or the Company's other legacy assets
[3] Based on precedent liquidation processes and Company projections of potential liabilities and operating expenses
[4] Assumes stockholder approval of dissolution in 2Q 2023 and a cash balance of approximately $140 million

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Sesen Bio Engaged Extensively with Stockholders and Delivered Enhanced Economic Terms for our Stockholders under the Amended Merger Agreement…

Enhanced Special Cash Dividend



~$70M
($0.34 per share)
Up to $25M
($0.12 per share)
Original Merger Agreement
Amended Merger Agreement

Expanded CVR

- Original agreement included potential $30M milestone payment under Roche Asset Purchase Agreement[1]
- Expanded to include proceeds from any sale of Vicineum and other Sesen Bio legacy assets + the potential $30M milestone payment under Roche Asset Purchase Agreement **($0.14/share)**[1]



$30M CVR with Additional Upside
$30M CVR
Original Merger Agreement
Amended Merger Agreement

Amended merger agreement delivers **even greater value** in connection with closing

[1] Amounts reflect potential payments in the future and have not been discounted. Does not include potential proceeds from the sale of Vicineum or the Company's other legacy assets

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Engaged extensively with Investor Group and negotiated heavily with Carisma to reach ~$70M special dividend , $45M increase from original merger agreement $25M $40M $65M $70M Increasing Dividend Offers Investor Group Dividend Offers $100M $92M • Investor Group continues to be opportunistic and single minded, unwilling to budge from an unrealistic distribution scenario • Attempts to engage with Investor Group were driven by belief that an amicable resolution and successful transaction are in the best interest of stockholders • Sesen Bio negotiated with Carisma to deliver what stockholders wanted – additional direct and immediate cash value at closing … However Investor Group was Unwilling to Budge Meaningfully 6

Four - month strategic review process spanned 12 Board meetings *Source: SEC filings of reverse merger transactions 2020 - 2022 1 Average is of the 42 bids received 25.2% Ownership percentage of reverse merger company 30% $15M Reverse merger company value $13.3M 1 50% Cash contribution from reverse merger company to pro forma company 52% Sesen Bio - Carisma Average* ~$70M Expected cash dividend issued in connection with transaction $0 Transaction Compares Favorably to Precedent Reverse Merger Transactions 7 42 Number of bidders 12

Independent and value creation focused Board with decades of experience in leadership positions within life sciences and biotech and significant transaction experience April 22, 2022 Initiated comprehensive strategic alternatives review process May 18, 2022 – June 7, 2022 Conducted proactive outreach to 100+ companies ; 42 companies submitted non - binding indications of interest; 15 potential counterparties identified August 11 – August 18, 2022 Additional due diligence activities with Carisma and one other remaining potential counterparty August 19, 2022 Additional due diligence call with Key Opinion Leaders with expertise in solid tumors and cell therapy to analyze and understand Carisma’s pipeline and proprietary cell therapy platform August 19, 2022 – September 20, 2022 Sesen Bio and Carisma complete confirmatory due diligence September 21, 2022 Sesen Bio and Carisma announce original merger agreement December 29, 2022 Sesen Bio and Carisma announce amended merger agreement May 6, 2022 Engaged financial advisor, SVB Securities Sesen Bio Conducted Robust Four - Month Strategic Review Process 8

$0.88 implied per share value of pending merger with Carisma does not reflect any additional potential value from the sale of Vicineum or other legacy assets. Any proceeds received from a potential sale would be additional upside for Sesen Bio stockholders. Today: Given ongoing discussions with potential partners, completing a sale may be challenging; amended CVR to ensure any potential proceeds from sale of Vicineum or other legacy assets would go directly to Sesen Bio stockholders October 2022: With assistance of a financial advisor, initiated formal process for potential sale of Vicineum to a partner with larger infrastructure and potential synergies • Contacted nearly 60 companies and engaged in follow - up discussions; continuing to assess counterparties to realize any potential value for Vicineum and other legacy assets July 2022: Completed thorough reassessment of Vicineum program and determined to pause further development • Analysis included evaluation of incremental development timeline and associated costs for additional Phase 3 clinical trial for treatment of non - muscle invasive bladder cancer based on FDA input from four key meetings • Estimated additional clinical trial size of ~1,000 patients, costing at least $200M and delay potential launch until at least 2030 • Negative return for program with dilution to existing stockholders outpacing estimated growth in company value Sesen Bio is Engaging in Formal Sale Process For Vicineum 9

The Investor Group is Not Acting in The Best Interests of All Stockholders 10 • Built current position after merger was announced . Investor Group failed to articulate a plan for the Company beyond rejecting the merger. They also refused multiple opportunities to meet Carisma management team to learn about pipeline and growth prospects • Sesen Bio Board and management team actively worked to reach an amicable resolution because we believe its in stockholders’ best interests. Amended merger agreement increased expected special cash dividend by more than 180%. Sesen Bio increased the cash dividend three times as part of negotiations, offering ~$40M, ~$65M until the Company landed on the ~$70M special cash dividend • Sesen Bio Board responded to Investor Group’s request for advisory role. In written and verbal correspondence, the Investor Group expressed interest in an advisory role. Sesen Bio offered to discuss advisor role for the two principals of the Investor Group as additional CEO advisors • Sesen Bio Board responded to Investor Group’s request for fee reimbursement. Investor Group repeatedly asked for reimbursement of fees. Sesen Bio offered to discuss reimbursement of legal fees and expenses as part of a settlement agreement, as is customary and standard in such agreements

Increased special dividend three times as part of negotiations, increasing it by more than 180% Extensive Good Faith Negotiations with Investor Group in Direct Response to Requests 11 September 21, 2022 Sesen Bio announces proposed merger with Carisma November 18, 2022 Investor group files initial 13D and indicates opposition to merger December 20, 2022 Investor Group’s outside legal counsel sends email to Sesen Bio’s outside legal counsel that the Investor Group would be willing to serve in advisory role December 23, 2022 Investor Group sends email to Sesen Bio and Carisma’s financial advisors proposing reimbursement of their legal fees December 29, 2022 Sesen Bio discloses amended merger agreement with Carisma January 10, 2023 Investor Group proposes Board representation in meeting with SVB Securities January 18, 2023 Investor Group again proposes reimbursement of their legal fees during call with Sesen Bio’s financial advisor January 20, 2023 SVB Securities proposes confidentiality agreement and meeting with Investor Group to discuss advisory role and legal fees January 25, 2023 Investor Group makes public disclosure claiming to be “alarmed” by proposed topic of advisory role and legal fees January 26, 2023 Sesen Bio publicly sets the record straight regarding Investor Group’s false claims

Cutting edge research and bioengineering: • Proprietary platform for macrophage targeted therapies • First - in - human study of CAR - Macrophages • Autologous/ allogeneic/ in - vivo modalities • Broad potential therapeutic applications, in oncology and beyond Strong patent position covering all CAR - M therapies, with strong backing by strategic partners such as Moderna, AbbVie and Merck Early clinical data for lead program demonstrating feasibility, tolerability, and MoA in HER2+ solid tumors Validating partnership with Moderna to develop up to 12 in - vivo cancer therapies with $80M upfront ($45M cash plus $35M equity in a convertible note), full R&D funding, and potential significant milestones and royalties Multiple potential value inflection points expected over next 18 months and anticipated report of additional data in mid - 2023, which could provide a relatively near - term catalyst for stockholders CAR - M = Chimeric Antigen Receptor Macrophage MoA = Mechanism of Action Carisma : Significant Opportunity to Become Breakthrough Therapeutics Company 12 Carisma Highlights Carisma’s Mission is to Develop Transformative Macrophage Targeted Therapies for Patients with Devastating Diseases

Attractive Discounted Cash Flow Value Implied equity value 1 range of ~$225M to ~$335M, above $196M proposed Carisma valuation 2 Leader in the CAR - M Space Believed to be the only company to have demonstrated proof of mechanism and safety data in this therapy through human clinical trials Strategic Attractiveness to Leading Biopharma Companies The Company’s CAR - M technology has broad applicability across multiple tumor types and has attracted strategic interest from leading biotechnology and pharmaceutical companies including Moderna, Novartis, AbbVie, and Merck Significant Upcoming Value Inflection Points Several upcoming value inflection points expected over next 18 months, including multiple clinical readouts, the first of which is expected in mid - 2023 Carisma : Valuation is Attractive and Supported by Rigorous Analysis and Strategic Rationale 13 Source: Sesen Bio Definitive Proxy Statement (1/19/23), Company website 1 Range of implied Carisma equity value per discounted cash flow analysis of SVB Securities as set forth in the definitive proxy statement/prospectus fi le d by Sesen Bio with the SEC on January 19, 2023 2 Per Merger Agreement

Worldwide patent coverage with issued and pending applications in major markets Multiple issued U.S. patents covering CAR - M composition of matter Broad patent portfolio covering: • Viral and non - viral methods for engineering monocytes and macrophages • Methods for treatment of protein aggregate disorders • Methods for in - vivo targeting of monocytes and macrophages 15 Patents granted worldwide 40+ Patent applications pending worldwide* CAR - M = Chimeric Antigen Receptor Macrophage * Total includes Carisma - owned patents and patents exclusively licensed from The University of Pennsylvania and New York University Carisma : Strong Patent Position: Broad Coverage for Monocyte and Macrophage Targeted Therapies 14

Promising data emerging with rapid execution on lead programs • Multiple development programs initiated, with goal of adding 2 - 3 new programs/year • LNP delivery demonstrating high specificity to myeloid cells and ability to re - dose • High CAR expression, viability, and CAR - M function • Animal studies initiated with PoC data expected in Q1 2023 Broad partnership to develop mRNA based in vivo CAR - M for oncology • Multi - year collaboration with options for up to 12 oncology targets • Carisma receives $45M up - front cash and $35M equity in a convertible note • Moderna provides full research funding, technology & expertise • Carisma eligible for significant milestone and royalty payments IV = Intra - venous LNP = Lipid nanoparticle PoC = Proof of concept mRNA = messenger RNA CAR - M = Chimeric An tigen Receptor Macrophage CAR = Chimeric Antigen Receptor Carisma : Moderna Partnership Validates Approach and Provides Significant Potential Value Inflection Points 15

Carisma: Strong Leadership Team and Advisors

Board of Directors

- Steve Kelly – President & CEO
- Sanford Zweifach – Chairperson
- Briggs Morrison – Independent Director
- Margarita Chavez – AbbVie Ventures
- Bjorn Odlander – HealthCap
- Regina Hodits – Wellington Partners
- Chidozie Ugwumba – SymBiosis

Key Advisors

- Saar Gill, MD, PhD – Penn (Co-Founder, Co-Inventor)
- Carl June, MD – Penn (Co-Inventor)
- Hyam Levitsky, MD – Century Tx
- Lisa Coussens, PhD – OHSU
- Prasad S. Adusmilli, MD FACS – MSKCC
- Nina Bhardwaj, MD, PhD – Mt Sinai
- Dr. Padmanee Sharma – MD, PhD – MD Anderson
- Reinhard Andreesen – MD, PhD
- S. Jane Flint – PhD

Carisma's Management Team



STEVEN KELLY
President & CEO



MICHAEL KLICHINSKY, PHD
Co-Founder & CSO



DANIEL CUSHING, PHD
Chief Technology & Development Officer



RICHARD MORRIS
Chief Financial Officer



TOM WILTON
Chief Business Officer

- Combined company led by Carisma Board and management team, which has extensive cell therapy experience and a strong track record in oncology and drug development
- Steven Kelly named Ernst & Young Entrepreneur of the Year 2022 Greater Philadelphia
- Michael Klichinsky is co-founder of the technology at University of Pennsylvania
- Team has strong investor support, comprising of leaders within biotech, including AbbVie, Moderna, Wellington and TPG

4 / 7
25+ YEARS OF DIRECT INDUSTRY EXPERIENCE

3 / 7
CEO EXPERIENCE

5 / 7
VC / INVESTING EXPERIENCE

3 / 7
BRING RACIAL OR GENDER DIVERSITY

2
NEW INDEPENDENT DIRECTORS ADDED IN LAST 2 YEARS, INCLUDING CHAIRMAN

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Maximizing Value for Sesen Bio Stockholders

- **Board conducted robust process and no stone was left unturned.** Contacted **100+ parties.** Explored every possible scenario. Every time, the pending merger with Carisma delivered the most value for stockholders.
- **This is the best available option for stockholders:** Only remaining viable alternative is a court-managed dissolution and liquidation scenario, which would deliver less value and take longer, potentially taking years to complete.
- **Investor Group is not acting in stockholders' best interests:** Sesen Bio believes that Investor Group is **opportunistic and single minded**, is motivated by **financial speculation** and **continues to spread misinformation**. Board has engaged in good faith to find mutually agreeable resolution to no avail.

Substantial and Immediate Value

- Expected **~$70M** special cash dividend to be paid shortly after (and contingent upon) closing
- Stockholders will benefit from any potential proceeds from **any sale of Sesen Bio's legacy assets** (including Vicineum) and from the **potential $30M milestone payment**[1] under the Roche Asset Purchase Agreement

Robust Strategic Alternatives Review Process

- Proactively initiated **comprehensive review of strategic options**
- Conducted over four months; outreach to **100+ companies, resulting in 42 bids**
- Extensive negotiations with Carisma to **maximize value**

Long-term Opportunity Through Combined Company Ownership

- Sesen Bio stockholders to immediately own **25.2% stake in $357M combined company**[2]
- Significant long-term upside through Carisma's **proprietary CAR-M platform**
- Led by Carisma Board and management team with strong investor support

[1] Amounts reflect potential payments in the future and have not been discounted.
[2] Reflects pro forma company value including stated valuation for Sesen Bio, Carisma, and fully diluted value of the Moderna convertible note.

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